Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2020

CALABASAS, Calif., August 6, 2020 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Results Compared to Second Quarter 2019

•	Total revenues decreased 44.0% to $117.4 million

•	Net income of $106,000, aided by cost savings actions

•	Adjusted EBITDA of $4.2 million

•	Revenue from financing fees decreased 28.4% to $12.7 million

•	Private Client brokerage revenue decreased 44.9%

•	Larger Transaction brokerage revenue decreased 36.9%

•	Closed one business acquisition

Six Months 2020 Results Compared to Six Months 2019

•	Total revenues decreased 16.8% to $308.1 million

•	Net income of $13.2 million, or $0.33 per common share, diluted

•	Adjusted EBITDA of $26.5 million

•	Revenue from financing fees decreased 10.9% to $28.1 million

•	Private Client brokerage revenue decreased 17.6%

•	Larger Transaction brokerage revenue decreased 1.1%

•	Closed two business acquisitions

Hessam Nadji, President and CEO stated, “The health crisis and economic shutdown resulted in a major market disruption during the second quarter with an estimated decline of roughly 60% in market transactions. Our team worked extremely hard to take care of our clients’ needs in a difficult environment which resulted in 1,075 closed brokerage transactions. This reflects a significantly lower decline in brokerage transactions of 41% than the market for MMI thanks to a seamless transition to virtual operations, immediate escalation of virtual investor outreach and, most importantly, our brokers’ ability to execute. In addition to the typical uncertainty and widening of bid/ask spreads that occur in a recession, sheltering mandates pose a major physical constraint to the deal continuum. Expense reductions helped us meet our goal of preserving the Company’s strong balance sheet and financial position, while continuing to make investments in key tools and initiatives to support our sales force.”

Mr. Nadji continued, “We are seeing gradual improvement in pricing visibility, business execution and financing availability. However, the market will likely remain hampered in the short term due to new COVID-19 cases and a wide gap in price expectations. Our long-term focus remains the ongoing hiring of experienced agents, investments in technology and strategic acquisitions. We are positioning MMI to lead an eventual recovery in real estate transactions facilitated by record-low interest rates and release of pent-up demand, the timing of which is difficult to project. We expect our platform enhancements will not only create shareholder value in the next cyclical recovery, but for the long-term.”

Second Quarter 2020 Results Compared to Second Quarter 2019

Total revenues for the second quarter of 2020 were $117.4 million, compared to $209.6 million for the same period in the prior year, decreasing 44.0%. The decline in total revenues was driven by the decrease in real estate brokerage commissions, financing fees and other revenues due primarily to the COVID-19 pandemic, which adversely impacted the ability to transact business. Real estate brokerage commissions decreased 45.2% to $103.4 million primarily due to a decline in overall sales volume and lower average commission rates. Sales volume was primarily impacted by the decline in the number of investment sales transactions as the average transaction size remained comparable. Financing fees decreased 28.4% to $12.7 million. Other revenues decreased 58.2% to $1.3 million.

Total operating expenses for the second quarter of 2020 decreased 34.3% to $120.0 million, compared to $182.6 million for the same period in the prior year. The change was primarily driven by a 42.3% decrease in cost of services to $73.7 million and a 17.6% decrease in selling, general and administrative expense. Cost of services as a percent of total revenues increased 180 basis points to 62.8% compared to the same period in the prior year, primarily due to a higher proportion of transactions completed by our more senior investment sales and financing professionals.

Selling, general and administrative expense for the second quarter of 2020 decreased 17.6% to $43.5 million, compared to the same period in the prior year. The decrease was primarily due to a reduction in (i) compensation related costs, primarily driven by decreases in management performance compensation and salaries and related benefits, partially offset by an increase in deferred compensation obligation; (ii) sales operations support, events and promotional marketing expenses; (iii) net other expense categories, including increases in acquisition related costs, offset by decreases in travel and other related expenses; and (iv) legal costs.

Net income for the second quarter of 2020 was $106,000, or $0.00 per common share, basic and diluted, compared to $21.3 million, or $0.54 per common share, basic and diluted, for the same period in the prior year. Adjusted EBITDA for the second quarter of 2020 was $4.2 million, compared to $32.0 million for the same period in the prior year.

Six Months 2020 Results Compared to Six Months 2019

Total revenues for the six months ended June 30, 2020, were $308.1 million, compared to $370.3 million for the same period in the prior year, a decrease of $62.2 million, or 16.8%. Total operating expenses for the six months ended June 30, 2020, decreased by 10.4% to $291.1 million compared to $325.1 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 60.9%, up 160 basis points compared to the first six months of 2019. The Company reported net income for the six months ended June 30, 2020 of $13.2 million, or $0.33 per common share basic and diluted, compared with net income of $36.9 million, or $0.94 per common share basic and $0.93 per common share diluted for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2020, decreased by 51.9% to $26.5 million, from $55.2 million for the same period in the prior year. As of June 30, 2020, the Company had 2,048 investment sales and financing professionals, a net gain of 83 over the prior year.

Impact of COVID-19

Since the declaration of the COVID-19 pandemic in mid-March, the Company has implemented recommendations and protocols from the Centers for Disease Control, the World Health Organization and federal, state and local authorities where it operates to ensure the safety and well-being of its clients, employees, and agents. The Company quickly implemented work from home protocols for all of its offices and has been conducting business using its extensive technology platform. To mitigate the impact of COVID-19 on our business, the Company has assessed its cost structure and instituted expense reductions to preserve the Company’s strong balance sheet and financial position.

The impact of the shelter-in-place orders, wide-spread travel restrictions and disruptions to the financial markets in response to the economic uncertainty introduced by the pandemic are all having an adverse impact on the real estate investment sales market. In turn, the slower transaction market will also affect the Company’s business resulting in a reduction in transaction volume, revenues, Adjusted EBITDA and earnings per share until normal business conditions resume, and the Company replenishes its transaction pipeline. The duration of the disruptive nature of the pandemic on the Company’s business as well as the financial impact is unknown at this time.

Business Outlook

Notwithstanding the current influence of the COVID-19 pandemic on the current business environment, we believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth through incremental strategic acquisitions. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of all commercial property sales transactions and 60% of the commission pool and is highly fragmented. The top 10 brokerage firms led by MMI have an estimated 24% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2020 include:

•	Slower transaction velocity as a result of the impact of COVID-19 on the market and the Company’s transaction volume, revenues and earnings per share

•	Volatility in market sales and investor sentiment driven by:

•

Slowdown in market sales in the short- to mid-term in view of a maturing cycle, anticipation of election results, interest rate fluctuations, increasing bid-ask spread gap between buyers and sellers and economic trends

•	Possible boost to investor sentiment and sales activity based on apparent bottoming of interest rate easing cycle and economic initiatives which may increase real estate investor demand

•	Possible impediment of investor sentiment related to regulatory changes at the local, state and national level

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher cost of services

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-9208 ten minutes prior to the scheduled call time. International callers should dial (201) 493-6784. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, August 6, 2020, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, August 20, 2020, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 13705799.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of June 30, 2020, the Company had 2,048 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 3,837 transactions for the six months ended June 30, 2020, with a sales volume of approximately $19 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2020 and beyond, the potential continuing impact of the COVID-19 pandemic, and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	uncertainties relating to the effects of the COVID-19 pandemic, including the length and severity of such pandemic, and the pace of recovery following such pandemic;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations, including restrictions on business activities, resulting from the COVID-19 pandemic;

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Real estate brokerage commissions	$103,371	$188,680	$275,200	$333,617
Financing fees	12,703	17,742	28,054	31,474
Other revenues	1,326	3,171	4,863	5,209

Total revenues	117,400	209,593	308,117	370,300

Operating expenses:
Cost of services	73,743	127,847	187,500	219,535
Selling, general and administrative	43,519	52,836	98,379	101,754
Depreciation and amortization	2,752	1,932	5,216	3,764

Total operating expenses	120,014	182,615	291,095	325,053

Operating (loss) income	(2,614)	26,978	17,022	45,247
Other income (expense), net	2,975	3,119	2,609	6,494
Interest expense	(213)	(340)	(496)	(689)

Income before provision for income taxes	148	29,757	19,135	51,052
Provision for income taxes	42	8,478	5,959	14,135

Net income	106	21,279	13,176	36,917

Other comprehensive income (loss):
Marketable debt securities, available-for-sale:
Change in unrealized gains	1,214	856	717	1,714
Less: reclassification adjustment for net losses (gains) included in other income (expense), net	13	(9)	24	(18)

Net change, net of tax of $421, $283, $253 and $571 for the three and six months ended June 30, 2020 and 2019, respectively	1,227	847	741	1,696
Foreign currency translation (loss) gain, net of tax of $0 for each of the three and six months ended June 30, 2020 and 2019	(423)	(216)	468	(314)

Total other comprehensive income	804	631	1,209	1,382

Comprehensive income	$910	$21,910	$14,385	$38,299

Earnings per share:
Basic	$—	$0.54	$0.33	$0.94
Diluted	$—	$0.54	$0.33	$0.93
Weighted average common shares outstanding:
Basic	39,629	39,395	39,585	39,353
Diluted	39,673	39,527	39,662	39,524

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $6.9 billion for the three months ended June 30, 2020, encompassing 1,587 transactions consisting of $5.4 billion for real estate brokerage (1,075 transactions), $1.2 billion for financing (381 transactions) and $0.3 billion in other transactions, including consulting and advisory services (131 transactions). Total sales volume was $18.7 billion for the six months ended June 30, 2020, encompassing 3,837 transactions consisting of $13.9 billion for real estate brokerage (2,690 transactions), $2.9 billion for financing (859 transactions) and $1.9 billion in other transactions, including consulting and advisory services (288 transactions). As of June 30, 2020, the Company had 1,963 investment sales professionals and 85 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2020	2019	2020	2019
Average Number of Investment Sales Professionals	1,926	1,834	1,908	1,826
Average Number of Transactions per Investment Sales Professional	0.56	1.00	1.41	1.77
Average Commission per Transaction	$96,159	$102,879	$102,305	$103,000
Average Commission Rate	1.91%	2.04%	1.98%	2.04%
Average Transaction Size (in thousands)	$5,045	$5,034	$5,155	$5,044
Total Number of Transactions	1,075	1,834	2,690	3,239
Total Sales Volume (in millions)	$5,423	$9,233	$13,866	$16,336

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2020	2019	2020	2019
Average Number of Financing Professionals	87	104	88	106
Average Number of Transactions per Financing Professional	4.38	4.65	9.76	8.23
Average Fee per Transaction	$30,260	$35,406	$30,616	$34,576
Average Fee Rate	1.00%	0.92%	0.91%	0.91%
Average Transaction Size (in thousands)	$3,021	$3,851	$3,382	$3,812
Total Number of Transactions	381	484	859	872
Total Financing Volume (in millions)	$1,151	$1,864	$2,905	$3,324

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2020			2019			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	192	$118	$4,518	258	$170	$7,137	(66)	$(52)	$(2,619)
Private Client Market ($1 - $10 million)	793	2,614	70,817	1,392	4,582	128,526	(599)	(1,968)	(57,709)
Middle Market (≥$10 - $20 million)	43	618	11,591	111	1,523	26,944	(68)	(905)	(15,353)
Larger Transaction Market (≥$20 million)	47	2,074	16,445	73	2,958	26,073	(26)	(884)	(9,628)

	1,075	$5,424	$103,371	1,834	$9,233	$188,680	(759)	$(3,809)	$(85,309)

	Six Months Ended June 30,
	2020			2019			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	408	$254	$10,260	459	$301	$12,425	(51)	$(47)	$(2,165)
Private Client Market ($1 - $10 million)	2,035	6,615	185,081	2,452	7,902	224,584	(417)	(1,287)	(39,503)
Middle Market (≥$10 - $20 million)	134	1,840	34,259	203	2,768	50,524	(69)	(928)	(16,265)
Larger Transaction Market (≥$20 million)	113	5,157	45,600	125	5,365	46,084	(12)	(208)	(484)

	2,690	$13,866	$275,200	3,239	$16,336	$333,617	(549)	$(2,470)	$(58,417)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	June 30, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$154,880	$232,670
Commissions receivable, net	4,956	5,003
Prepaid expenses	8,391	10,676
Income tax receivable	4,224	4,999
Marketable debt securities, available-for-sale (includes amortized cost of $169,195 and $150,517 at June 30, 2020 and December 31, 2019, respectively, and $0 allowance for credit losses)	169,768	150,752
Advances and loans, net	1,830	2,882
Other assets	3,619	3,185

Total current assets	347,668	410,167
Property and equipment, net	23,429	22,643
Operating lease right-of-use assets, net	86,035	90,535
Marketable debt securities, available-for-sale (includes amortized cost of $40,808 and $59,468 at June 30, 2020 and December 31, 2019, respectively, and $0 allowance for credit losses)	42,781	60,809
Assets held in rabbi trust	9,081	9,452
Deferred tax assets, net	17,710	22,122
Goodwill and other intangible assets, net	37,829	22,312
Advances and loans, net	101,781	66,647
Other assets	4,501	4,347

Total assets	$670,815	$709,034

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$10,914	$10,790
Notes payable to former stockholders	—	6,564
Deferred compensation and commissions	25,549	44,301
Operating lease liabilities	17,880	17,762
Accrued bonuses and other employee related expenses	4,211	22,388

Total current liabilities	58,554	101,805
Deferred compensation and commissions	31,388	45,628
Operating lease liabilities	60,262	63,155
Other liabilities	7,698	3,539

Total liabilities	157,902	214,127

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.0001 par value: Authorized shares – 150,000,000; issued and outstanding shares – 39,328,017 and 39,153,195 at June 30, 2020 and December 31, 2019, respectively	4	4
Additional paid-in capital	108,308	104,658
Stock notes receivable from employees	—	(4)
Retained earnings	401,414	388,271
Accumulated other comprehensive income	3,187	1,978

Total stockholders’ equity	512,913	494,907

Total liabilities and stockholders’ equity	$670,815	$709,034

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income	$106	$21,279	$13,176	$36,917
Adjustments:
Interest income and other (1)	(1,198)	(2,562)	(3,201)	(5,103)
Interest expense	213	340	496	689
Provision for income taxes	42	8,478	5,959	14,135
Depreciation and amortization	2,752	1,932	5,216	3,764
Stock-based compensation	2,536	2,585	5,168	4,926
Non-cash MSR activity (2)	(301)	(36)	(286)	(153)

Adjusted EBITDA(3)	$4,150	$32,016	$26,528	$55,175

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The decrease in Adjusted EBITDA for the three and six months ended June 30, 2020 compared to the same periods in 2019 is primarily due to a decrease in total revenues and a higher proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards